Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2019, relating to the consolidated financial statements of CareDx, Inc. appearing in the Annual Report on Form 10-K of CareDx, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
San Jose, California
May 15, 2019